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AXP MANAGED SERIES, INC.
Registration No. 2-93801/811-4133


                          EXHIBIT INDEX

Exhibit (h)(1):   Transfer Agency Agreement dated Feb. 1, 1999

Exhibit (p)(1):   Director's Power of Attorney, dated Jan. 14, 1999

Exhibit (p)(2):   Officers' Power of Attorney, dated March 1, 1999

Exhibit (p)(3):   Trustees' Power of Attorney, dated Jan. 14, 1999

Exhibit (p)(4):   Officers' Power of Attorney dated March 1, 1999